Exhibit 10.32

AGILENT TECHNOLOGIES, INC.

2009 STOCK PLAN

STOCK OPTION AWARD AGREEMENT FOR NON-U.S. EMPLOYEES

THIS AGREEMENT, dated as of the date of grant (the “Grant Date”) indicated in your account maintained by the company providing administrative services in connection with the Plan (as defined below) (the “External Administrator”), between Agilent Technologies, Inc., a Delaware corporation (the “Company”), and you as an individual who has been granted a stock option pursuant to the Agilent Technologies, Inc. 2009 Stock Plan (the “Awardee”) is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Agilent Technologies, Inc. 2009 Stock Plan, (the “Plan”), and a description of the terms and conditions of the Plan is set forth in the U.S. Plan prospectus (the “Prospectus”).  A copy of the Prospectus is available at http://stockoptions.corporate.agilent.com and also on your External Administrator website.  A copy of the Plan document can be viewed at http://stockoptions.corporate.agilent.com and will also be made available upon request; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate(s) determined that the Awardee shall be granted an option under the Plan as hereinafter set forth;

NOW THEREFORE, the parties hereby agree that the Company grants the Awardee an option (“Option”) to purchase the number of shares of the Company’s $0.01 par value voting Common Stock indicated in the Awardee’s External Administrator account subject to the terms and conditions set forth herein and in the Plan.

1.                    Governing Document.  This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

2.                    Option Price.  The Option price shall be equal to the Fair Market Value (as defined in the Plan document) of the underlying shares on the Grant Date, unless otherwise required by local law as noted on the Appendix. The Option price for this grant is indicated in the Awardee’s External Administrator account.

3.                    Non-Transferability of Option.  This Option is not transferable by the Awardee except by will or the laws of descent and distribution. During the Awardee’s lifetime, only the Awardee can exercise this Option.  This Option may not be transferred, assigned, pledged or hypothecated by the Awardee during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.                    Vesting.  So long as the Awardee retains status as an Awardee Eligible to Vest as such term is defined in the Plan, this Option will vest in whole or in part, in accordance with the following vesting schedule: 25% per year for 4 years.

An Awardee loses status as an Awardee Eligible to Vest when certain events occur, including but not limited to, termination of employment with the Company or transfer of employment from the Company.  If an individual ceases to be an Awardee Eligible to Vest, other than as a result of circumstances described in Sections 4(a), (b) and (c) below, the Awardee’s unvested Option shall terminate immediately.  If, for any reason, the Awardee does not exercise his or her vested Option within the appropriate exercise period set forth in Section 7 below, the Option shall automatically terminate, and the underlying shares covered by such Option shall revert to the Plan.

(a)          Disability or Retirement of Awardee.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of the Awardee’s total and permanent disability or retirement due to age, in accordance with the Company’s or its Subsidiary’s retirement policy, all unvested Options shall immediately vest.

(b)         Death of Awardee.  If the Awardee dies while an Employee, all unvested Options shall immediately vest.

(c)          Voluntary Severance Incentive Program.  If the Awardee ceases to be an Awardee Eligible to Vest as a result of participation in the Company’s or its Subsidiary’s voluntary severance incentive program approved by the Board or Executive Committee, any unvested Option and/or SAR shall immediately vest.

5.                    Term of the Option.  This Option will expire ten (10) years from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan.  This means that the Option must be exercised, if at all, on or before the expiration date.  This expiration date is indicated in the Awardee’s External Administrator account.  The Awardee is responsible for keeping track of this date and will not receive any prior notification of the expiration date from the Company.

6.                    Exercise of the Option.  Options may be exercised in any manner permitted by the External Administrator, and will be subject to such administrator’s fees and procedures.  The Company reserves the right to limit availability of certain methods of exercise as it deems necessary, including those limitations set forth in the Appendix to this Award Agreement.

7.                    Termination of Employment.  Any unvested portion of the Option shall be terminated immediately when the Awardee ceases to be an Awardee Eligible to Vest, unless the Awardee ceases to be an Awardee Eligible to Vest due to the Awardee’s death, total and permanent disability, retirement or participation in the Company’s Workforce Management Program.  Except as the Committee may otherwise determine, termination of the Awardee’s employment or service for any reason shall occur on the date such Awardee ceases to perform services for the Company or any Affiliate without regard to whether such Awardee continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of the Company or any Subsidiary, the date such Awardee is no longer a member of the Board.

All rights of the Awardee in this Option, to the extent that it has vested but has not been exercised, shall terminate on the earlier of the expiration date or three (3) months after the Awardee loses status as an Awardee Eligible to Vest, except where the Awardee loses such status because of death, retirement or permanent and total disability. In the event of the Awardee’s death, his or her legal representative or designated beneficiary shall have the right to exercise the Awardee’s right under this Option.  The representative or designee must exercise the Option before the earlier of the expiration date or one (1) year after the death of the Awardee, and shall be bound by the provisions of the Plan.  In case of retirement or permanent and total disability, the Awardee retains rights in this Option until the earlier of the expiration date or three (3) years from the date thereof.

Notwithstanding any provision in the Plan to the contrary, if an Awardee terminates employment due to death, total and permanent disability, due to retirement in accordance with the Company’s local retirement policy or due to participation in the Company’s Workforce Management Program, the Option shall vest in full.

In the event of a Change of Control of the Company (as defined in Section 18(c) of the Plan or any successor), the Option shall vest in full immediately prior to the closing of the transaction.  The foregoing shall not apply where the Option is assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued stock options shall be able to acquire such publicly traded securities.

8.                    Restrictions on Sale of Shares of Common Stock.  The Company shall not be obligated to issue any shares of Common Stock pursuant to this Option unless the shares of Common Stock are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.

9.                    Responsibility for Taxes.  Regardless of any action the Company or the Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (the “Tax-Related Items”), the Awardee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Awardee is and remains the Awardee’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Awardee’s liability for Tax-Related Items.

Prior to the relevant taxable event, the Awardee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items withholding obligations of the Company and/or the Employer.  In this regard, the Awardee authorizes the Company and/or the Employer, at their sole discretion to satisfy the obligations with regard to all applicable Tax-Related Items legally payable by one or a combination of the following: (1) withholding from the Awardee’s wages or other cash compensation paid to the Awardee by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option; (3) arranging for the sale of shares of Common Stock acquired upon exercise of the Option (on the Awardee’s behalf and at the Awardee’s discretion pursuant to this authorization); or (4) withholding in shares of Common Stock, provided that the Company only withholds the amount of shares of Common Stock necessary to satisfy the minimum withholding amount.  If the obligation for the Awardee’s Tax-Related Items is satisfied by withholding a number of shares of Common Stock as described herein, the Awardee is deemed to have been issued the full number of shares of Common Stock subject to the Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of this Option.

Finally, the Awardee will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Awardee’s participation in the Plan or the Awardee’s purchase of shares of Common Stock that cannot be satisfied by the means previously described.  The Company may refuse to honor the exercise and refuse to deliver the shares of Common Stock if the Awardee fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

10.              Adjustment.  The number of shares of Common Stock subject to this Option and the Option price of such shares may be adjusted by the Company from time to time pursuant to the Plan.

11.              Nature of the Option.  By accepting the grant of this Option, the Awardee acknowledges and agrees that:

(i)                          the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement;

(ii)                       the grant of an option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(iii)                    all determinations with respect to any future option grants, including, but not limited to, the times when options shall be granted, the maximum number of shares subject to each option and the option price, will be at the sole discretion of the Company;

(iv)                   participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Awardee’s employment relationship at any time;

(v)                      participating in the Plan is voluntary;

(vi)                   the Option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the Awardee’s employment contract, if any;

(vii)                the Option and the shares of Common Stock acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services to the Company or the Employer;

(viii)             in the event the Awardee is not an employee of the Company, the Option will not be interpreted to form an employment contract or relationship with the Company, the Employer or any Subsidiary or Affiliate;

(ix)                     the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(x)                        if the underlying shares of Common Stock do not increase in value, the Option will have no value;

(xi)                     if the Awardee exercises the Option and acquires shares of Common Stock, the value of those shares of Common Stock acquired may increase or decrease in value, even below the Option price;

(xii)                  in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or shares of Common Stock acquired under the Option resulting from termination of the Awardee’s employment by the Company or the Employer and the Awardee irrevocably releases the Company and the Employer from any such claim that may arise;

(xiii)               the vesting of any Option ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility to vest for any reason, except as may otherwise be explicitly provided in the Plan document or this Award Agreement;

(xiv)              the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Awardee’s participation in the Plan, the exercise of the Option or the purchase or sale of shares of Common Stock under the Plan;

(xv)                 the Awardee is advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan; and

(xvi)              the Awardee acknowledges that this Award Agreement is between the Awardee and the Company, and that the Employer is not a party to this Award Agreement.

12.            Data Privacy.  The Awardee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Awardee’s personal data as described in this document by and among, as applicable, the Company, the Employer and the External Administrator for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee hereby understands that the Company and the Employer hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Awardee hereby understands that Data may be transferred to any third parties (including the External Administrator) assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Awardee’s country or elsewhere, such as outside the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than the Awardee’s country.  All such transfers of Data will be in accordance with the Company’s Privacy Policies and Guidelines.  The Awardee hereby understands that the Awardee may request a list with the names and addresses of any potential recipients of the Data by contacting the Awardee’s local human resources representative.  The Awardee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Awardee may elect to deposit any Common Stock acquired upon exercise of the Option.  The Awardee hereby understands that the Awardee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Awardee’s local human resources representative.  The Awardee hereby understands, however, that refusing or withdrawing the Awardee’s consent may affect the Awardee’s ability to participate in the Plan.  For more information on the consequences of the

Awardee’s refusal to consent or withdrawal of consent, the Awardee understands that he or she may contact his or her human resources representative responsible for the Awardee’s country at the local or regional level.

13.              No Rights Until Issuance.  The Awardee shall have no rights hereunder as a shareholder with respect to any shares subject to this Option until the date that shares of Common Stock are issued to the Awardee upon exercise of the Option.

14.              Recoupment.  This Option is subject to the terms of the Agilent Technologies Executive Compensation Recoupment Policy in the form approved by the Committee as the date of grant (the “Policy”), if and to the extent that the Policy by its terms applies to the Option and the Awardee; and the terms of the Policy as of the date of grant are incorporated by reference herein and made a part hereof.

15.              Administrative Procedures.  The Awardee agrees to follow the administrative procedures that may be established by the Company and/or the External Administrator for participation in the Plan which may include a requirement that the shares issued upon vesting be held by the External Administrator until the Awardee disposes of such shares.  The Awardee further agrees that the Company may determine the actual method of withholding for Tax-Related Items as described in Section 9 above.

16.              Entire Agreement; Amendment.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.  Otherwise, this Option may be amended as provided in the Plan.

17.              Governing Law and Venue.  This Award Agreement is governed by and construed according to the internal substantive laws, but not the choice of law rules, of the State of Delaware as provided in the Plan.  Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

18.              Binding Agreement; Interpretation.  By accepting the grant of this Option evidenced hereby, the Awardee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement.  The Awardee has reviewed the Prospectus and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Option and fully understands all provisions of the Prospectus and Award Agreement.  The Awardee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement.

19.              Language.  The Awardee acknowledges that he or she may be executing part or all of the Award Agreement in English and agrees to be bound accordingly.  If the Awardee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

20.              Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Option granted under (and participation in) the Plan or future awards that may be granted under the Plan by electronic means or to request the Awardee’s consent to participate in the Plan by electronic means.  The Awardee hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.              Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.              Acceptance and Rejection.  This Award Agreement is one of the documents governing this Option, which the Awardee must accept or reject online through the External Administrator’s website.  In certain countries, the Awardee must also sign and return an executed Award Agreement to the Company’s Shareholder Records department, in addition to the online acceptance.

23.              Appendix.  Notwithstanding any provision herein, the Awardee’s participation in the Plan shall be subject to any special terms and conditions as set forth in the Appendix for the Awardee’s country of residence, if any.  The Appendix constitutes part of this Award Agreement.

AGILENT TECHNOLOGIES, INC.

By	/s/ William P. Sullivan
William P. Sullivan
President and Chief Executive Officer

By	/s/ D. Craig Nordlund
D. Craig Nordlund
Senior Vice President, General Counsel and Secretary

Accepted and agreed as to the foregoing:

AWARDEE

Signature

Print Name

Date Employee Number

As of December 2007, a hard-copy signature is required in the following countries and must be returned to Agilent’s Shareholder Records Department, fax number (408) 345-8237:  Brazil, Germany, India, Israel, Italy, Japan, Malaysia, Mexico, the Netherlands, Singapore, Spain, and Switzerland.  France must use a country-specific award agreement.

Please fax all 5 pages of this Agreement (not the Appendix) to Shareholder Records, fax number: (408) 345-8237.

PRINT AND KEEP A COPY FOR YOUR RECORDS

THE ATTACHED APPENDIX IS A PART OF THIS AGREEMENT

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE

AGILENT TECHNOLOGIES, INC. 2009 STOCK PLAN

STOCK OPTION AWARD AGREEMENT

FOR NON U.S.-EMPLOYEES

This Appendix includes additional terms and conditions that govern the Option granted to the Awardee under the Plan if the Awardee resides in one of the countries listed herein.  Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.

This Appendix also includes information regarding exchange controls and certain other issues of which the Awardee should be aware with respect to the Awardee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2007.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Awardee not rely on the information in this Appendix as the only source of information relating to the consequences of the Awardee’s participation in the Plan because the information may be out of date at the time that the Awardee exercises the Option or sell shares of Common Stock acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Awardee’s particular situation, and the Company is not in a position to assure the Awardee of a particular result.  Accordingly, the Awardee is advised to seek appropriate professional advice as to how the relevant laws in the Awardee’s country may apply to his or her situation.

Finally, if the Awardee is a citizen or resident of a country other than the one in which the Awardee is currently working, the information contained herein may not be applicable to the Awardee.

BELGIUM

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Vesting.  Notwithstanding the vesting schedule set forth in the Award Agreement, the Option will vest in whole or in part in accordance with the following schedule:  25% per year for 4 years.

Tax Considerations.  A copy of the Grant Notification, Acceptance Form and Belgian Tax Undertaking Agreement in addition to this Award Agreement are available at http://stockoptions.corporate.agilent.com.  The Awardee should consult his or her personal tax advisor with respect to completing the additional forms.  The Awardee acknowledges that he or she must sign and return this Award Agreement and the additional forms in order for such documents to be effective.  The Awardee may choose to accept the Option within 60 days of the date of the offer or after 60 days of the date of the offer.  This choice will affect the tax treatment of the offer as explained in the Belgian Grant documents.

The Awardee is required to report any taxable income attributable to the Option on his or her annual tax return.  In addition, the Awardee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Exchange Control Information.  The Awardee is advised to consult his or her personal legal advisor to determine the exchange control requirements applicable to the Awardee’s particular circumstances.  It is solely the Awardee’s responsibility to comply with these requirements.

CHINA

Cashless Exercise Restriction.  Notwithstanding anything to the contrary in the Award Agreement or the Prospectus, due to legal restrictions in China, the cash exercise method is not available in China.  This Option may only be exercised using the full cashless method such that all shares of Common Stock subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Option price, any Tax-Related Items and any broker’s fees or commissions, will be remitted to the Awardee in cash only in accordance with any applicable exchange control laws and regulations and following the procedures established by the External Administrator.  The Company reserves the right to provide the Awardee with additional methods of exercise depending on the development of local law.

Exchange Control Restriction.  The Awardee understands and agrees that, due to exchange control laws in China, the Awardee may be required to immediately repatriate the proceeds from the cashless exercise to China.  The Awardee further understands that such repatriation of the proceeds may need to be effected through a special exchange control account established by the Company or a Subsidiary or Affiliate and the Awardee hereby consents and agrees that the proceeds from the cashless exercise may be transferred to such special account prior to being delivered to the Awardee.

DENMARK

Additional Documents.  A copy of the Employer Statement has also been provided to the Awardee in addition to this Award Agreement.

Exchange Control and Tax Information.  Awardee may hold shares of Common Stock acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank.  If the shares of Common Stock are held with a foreign broker or bank, the Awardee is required to inform the Danish Tax Administration about the safety-deposit account.  For this purpose, the Awardee must file a Form V (Erklaering V) with the Danish Tax Administration.  Both the Awardee and the External Administrator or bank must sign the Form V.  By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account.  By signing the Form V, the Awardee authorizes the Danish Tax Administration to examine the account.

In addition, if the Awardee opens a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account.  Therefore, the Awardee must also file a Form K (Erklaering K) with the Danish Tax Administration.  Both the Awardee and the External Administrator must sign the Form K.  By signing the Form K, the External Administrator undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account.  By signing the Form K, the Awardee authorizes the Danish Tax Administration to examine the account.

If the Awardee uses the cashless method of exercise, the Awardee is not required to file a Form V because the Awardee will not hold any shares of Common Stock.  However, if the Awardee opens a deposit account with a foreign broker or bank to hold the cash proceeds, the Awardee are required to file a Form K as described above.

FRANCE

See the specific Agilent Award Agreement for France.

GERMANY

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Exchange Control Information.  Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (“Deutsche Bundesbank”).  If the Awardee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of shares of Common Stock acquired under the Plan, the bank will make the report for the Awardee.  In addition, the Awardee must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

INDIA

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Exercise Restriction.  Notwithstanding anything to the contrary in the Award Agreement, due to legal restrictions in India, the Awardee will not be permitted to pay the Option price by the cashless sell-to-cover method of exercise such that a certain number of shares of Common Stock subject to the exercised Option are sold immediately upon exercise and the proceeds of the sale remitted to the Company to cover the aggregate Option price, any Tax-Related Items and any broker’s fees or commissions and following the procedures established by the External Administrator.  The Company reserves the right to provide the Awardee with this method of payment depending on the development of local law.

Fringe Benefit Tax.  By accepting the grant of the Option and participating in the Plan, the Awardee consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Option.  The Awardee further understands that the grant of the Option and participation in the Plan is contingent upon the Awardee’s agreement to assume liability for fringe benefit tax payable on the Option.

Further, by accepting the grant of the Option and participating in the Plan, the Awardee agrees that the Company and/or the Employer may collect the fringe benefit tax from the Awardee by any of the means set forth in the Responsibility for Taxes section of the Award Agreement or any other reasonable method established by the Company.  The Awardee also agrees to execute any other consents or elections required to accomplish the foregoing, promptly upon request by the Company.

Exchange Control Restriction.  The Awardee understands that the Awardee must repatriate any proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends received in relation to the shares of Common Stock to India and convert the proceeds into local currency within 90 days of receipt.  The Awardee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Awardee deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

ISRAEL

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Shares must be Held with the External Administrator

The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”).  Pursuant to its authority under the Plan, the Company will require that the Awardee hold any shares issued to Awardee in connection with the exercise of the Option with the External Administrator until such time as the Awardee sells the shares.  Until the Awardee decides to sell the shares issued to pursuant to the exercise of the Option, the Awardee cannot transfer the shares to an account with another broker or request that shares certificates be issued to the Awardee.

ITALY

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Cashless Exercise Restriction.  Notwithstanding anything to the contrary in the Award Agreement or the Prospectus, due to legal restrictions in Italy, the cash exercise method is not available in Italy.  This Option may only be exercised using the full cashless method such that all shares of Common Stock subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale, less the Option price, any Tax-Related Items and any broker’s fees or commissions, will be remitted to the Awardee in cash only in accordance with any applicable exchange control laws and regulations and following the procedures established by the External Administrator.  The Company reserves the right to provide the Awardee with additional methods of exercise depending on the development of local law.

Data Privacy.  This provision supplements the Data Privacy section of the Award Agreement:

The Awardee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of the Awardee’s personal data as described in this section of this Appendix by and among, as applicable, the Employer, the Company and any Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing the Awardee’s participation in the Plan.

The Awardee understands that the Employer, the Company and any Subsidiary or Affiliate hold certain personal information about the Awardee, including, but not limited to, the Awardee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Awardee’s favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

The Awardee also understands that providing the Company with Data is necessary for the performance of the Plan and that the Awardee’s denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect the Awardee’s ability to participate in the Plan.  The Controller of personal data processing is Agilent Technologies, Inc., with registered offices at 5301 Stevens Creek Boulevard, Santa Clara, California 95051, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Agilent Technologies Italia S.p.A,, with registered offices at Centro Direzionale di Villa Fiorita, Via Piero Gobetti, 2/c, 20063 Cernusco s/N, Milano Italia.

The Awardee understands that Data will not be publicized, but it may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan.  The Awardee further understands that the Company and/or any Subsidiary or Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing the Awardee’s participation in the Plan, and that the Company and/or any Subsidiary or Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom the Awardee may elect to deposit any shares of Common Stock acquired under the Plan.  Such recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Awardee’s participation in the Plan.  The Awardee understands that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere.  Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Awardee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Awardee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan.  The Awardee understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Awardee has the right to, including but not limited to, access, delete, update, correct or stop, for legitimate reason, the Data processing.  Furthermore, the Awardee is aware that Data will not be used for direct marketing purposes.  In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting the Awardee’s human resources representative in Italy.

Plan Document Acknowledgment.  In accepting the grant of the Option, the Awardee acknowledges that he or she has received a copy of the Plan and the Award Agreement and has reviewed the Plan and the Award Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix .

The Awardee further acknowledges that he or she has read and specifically and expressly approves the following sections of the Award Agreement: Non-Transferability of Option, Nature of the Option; Responsibility for Taxes; Entire Agreement; Amendment; Governing Law and Venue; Binding Agreement; Interpretation; Language; Electronic Delivery and the Data Privacy section included in this Appendix.

Exchange Control Information.  The Awardee is required to report in his or her annual tax return:  (a) any transfers of cash or shares of Common Stock to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of shares of Common Stock acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy.  The Awardee is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on the Awardee’s behalf.

JAPAN

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

MALAYSIA

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Director Notification Requirement.  If the Awardee is a director of a Malaysian Subsidiary or Affiliate of the Company, the Awardee is subject to certain notification requirements under the Malaysian Companies Act, 1965.  Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when the Awardee receives an interest (e.g., Options, shares of Common Stock) in the Company or any related companies.  In addition, the Awardee must notify the Malaysian Subsidiary or Affiliate when the Awardee sells shares of Common Stock in the Company or any related company (including when the Awardee sells shares of Common Stock acquired under the

Plan).  These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.

Exchange Control Information.  The Awardee is advised to consult his or her personal legal advisor to determine the exchange control requirements applicable to the Awardee’s particular circumstances.  It is solely the Awardee’s responsibility to comply with these requirements.

MEXICO

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Labor Law Policy and Acknowledgment.  In accepting the grant of the Option, the Awardee expressly recognizes that Agilent Technologies, Inc., with registered offices at 5301 Stevens Creek Boulevard, Santa Clara, California 95051, United States of America, is solely responsible for the administration of the Plan and that the Awardee’s participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between the Awardee and Agilent Technologies, Inc. since the Awardee is participating in the Plan on a wholly commercial basis and the Awardee’s sole employer is Agilent Technologies Mexico, S. de R.L. de C.V., Blvd. Adolfo Lopez Mateos, No. 2009, 2nd Floor Colonia Los Alpes, Delegacion Alvario Obregón, Mexico D.F. 01010 (“Agilent-Mexico”).  Based on the foregoing, the Awardee expressly recognizes that the Plan and the benefits that the Awardee may derive from participating in the Plan do not establish any rights between the Awardee and the Employer, Agilent-Mexico, and do not form part of the employment conditions and/or benefits provided by Agilent-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Awardee’s employment.

The Awardee further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of Agilent Technologies, Inc.; therefore, Agilent Technologies, Inc. reserves the absolute right to amend and/or discontinue the Awardee’s participation at any time without any liability to the Awardee.

Finally, the Awardee hereby declares that the Awardee does not reserve to himself or herself any action or right to bring any claim against Agilent Technologies, Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Awardee therefore grants a full and broad release to Agilent Technologies, Inc., its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política.  Aceptando la Opción, el Participante reconoce que Agilent Technologies, Inc. y sus oficinas registradas en 5301 Stevens Creek Boulevard, Santa Clara, California 95051, U.S.A., es el único responsable de la administración del Plan y que la participación del Participante en el mismo y la compra de Acciones no constituye de ninguna manera una relación laboral entre el Participante y Agilent Technologies, Inc., toda vez que la participación del Participante en el Plan deriva únicamente de una relación comercial con Agilent Technologies, Inc., reconociendo expresamente que el único empleador del Participante lo es Agilent Technologies Mexico, S. de R.L. de C.V., Blvd. Adolfo Lopez Mateos, No. 2009, 2nd Floor Colonia Los Alpes, Delegacion Alvario Obregón, Mexico D.F. 01010 (“Agilent-México”).  Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el Participante y su empleador, Agilent-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Agilent-México, y expresamente el Participante reconoce que cualquier modificación al Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los  condiciones de trabajo del Participante.

Asimismo, el Participante entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de Agilent Technologies, Inc., por lo tanto, Agilent Technologies, Inc. se reserva el derecho absoluto para modificar y/o terminar la participación del Participante en cualquier momento, sin ninguna responsabilidad para el Participante.

Finalmente, el Participante manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Agilent Technologies, Inc., por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el Participante otorga un amplio y total finiquito a Agilent Technologies, Inc., sus Entidades Relacionadas, afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

NETHERLANDS

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

RUSSIA

Shares must be Held with the External Administrator

The Company has designated a third-party to provide administrative services in connection with the Plan (the “External Administrator”).  Pursuant to its authority under the Plan, the Company will require that the Awardee hold any shares issued to Awardee in connection with the exercise of the Option with the External Administrator until such time as the Awardee sells the shares.  Until the Awardee decides to sell the shares issued to pursuant to the exercise of the Option, the Awardee cannot transfer the shares to an account with another broker or request that shares certificates be issued to the Awardee.

Exchange Control Information.  If the Awardee remits funds out of Russia to purchase shares of Common Stock, the funds must be remitted from a foreign currency account opened in the Awardee’s name at an authorized bank in Russia.  This requirement does not apply if the Awardee uses a cashless exercise such that some or all of the shares of Common Stock subject to the exercised Option will be sold immediately upon exercise and the proceeds of sale remitted to the Company to cover the aggregate Option price, any Tax-Related Items and any broker’s fees or commissions because in this case there is no remittance of funds out of Russia.

Regardless of what method of exercise the Awardee uses to purchase the shares of Common Stock, the Awardee must repatriate to Russia the proceeds from the sale of shares of Common Stock and any dividends received in relation to the shares within a reasonably short time of receipt.  The sale proceeds and dividends (if any) received must be initially credited to the Awardee through a foreign currency account opened in the Awardee’s name at an authorized bank in Russia.

The Awardee is not permitted to sell shares of Common Stock directly to a Russian legal entity or resident.

Securities Law Information.  The Award Agreement, the Option, the Plan and all other materials you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia.  The issuance of shares of Common Stock under the Plan has not and will not be registered in Russia and, therefore, the shares of Common Stock described in any Plan documents may not be offered or placed in public circulation in Russia.

In no event will shares of Stock acquired upon exercise of the Option be delivered to you in Russia; all shares of Stock acquired upon exercise of the Option will be maintained on your behalf outside of Russia.

SINGAPORE

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Securities Law Information.  The grant of the Option is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification Requirement.  Directors of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act.  Directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., Options, shares of Common Stock, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Common Stock are sold), or (iii) becoming a director.

SPAIN

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Labor Law Acknowledgement.  This provision supplements the Nature of the Option section of the Award Agreement:

In accepting the Option, the Awardee acknowledges that the Awardee consents to participation in the Plan and has received a copy of the Plan.

The Awardee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Options under the Plan to individuals who may be employees of the Company or its Related Entities throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any of its Related Entities.  Consequently, the Awardee understands that the Option is granted on the assumption and condition that the Option and any shares of Common Stock acquired upon exercise of the Option shall not become a part of any employment contract (either with the Company or any of its Related Entities) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the Awardee understands that this grant would not be made to the Awardee but for the assumptions and conditions referred to above; thus, the Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the Option shall be null and void.

Exchange Control Information.  The Awardee must declare the purchase of shares of Common Stock to the Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes.  The Awardee must also declare ownership of any shares of Common Stock with the Directorate of Foreign Transactions each January while the shares of Common Stock are owned.  In addition, if the Awardee wishes to import the ownership title of shares of Common Stock (i.e., Share certificates) into Spain, the Awardee must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of shares of Common Stock (i.e., dividends or sale proceeds), the Awardee must inform the financial institution receiving the payment of the basis upon which such payment is made.  The Awardee will need to provide the institution with the following information: (i) the Awardee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required.

SWITZERLAND

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Term of Option.  This Option will expire ten (10) years and six (6) months from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan.

The Awardee is responsible for keeping track of this date and will not receive any prior notification of the expiration date from the Company.

Securities Law Information.  The offer of the Option is considered a private offering in Switzerland and is therefore not subject to registration in Switzerland.

TAIWAN

Exchange Control Information.  The Awardee may acquire and remit foreign currency (including funds for the purchase of shares of Common Stock and proceeds from the sale of shares of Common Stock) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, the Awardee must submit a

Foreign Exchange Transaction Form.  If the transaction amount is US$500,000 or more in a single transaction, the Awardee must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Hard Copy Signature Required.  The Awardee acknowledges that he or she must sign and return this Award Agreement in order to accept the Option.

Responsibility for Taxes.  This provision supplements the Responsibility for Taxes section of the Award Agreement:

If payment or withholding of the Tax-Related Items (including the Employer’s Liability, as defined below) is not made within 90 days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by the Awardee to the Employer, effective on the Due Date.  The Awardee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Responsibility for Taxes section of the Award Agreement.  Notwithstanding the foregoing, if the Awardee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Awardee will not be eligible for such a loan to cover the Tax-Related Items.  In the event that the Awardee is a director or executive officer and the Tax-Related Items are not collected from or paid by the Awardee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to the Awardee on which additional income tax and national insurance contributions (including the Employer’s Liability, as defined below) will be payable.  The Awardee will be responsible for reporting and paying any income tax and national insurance contributions (including the Employer’s Liability, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election.  As a condition of the Awardee’s participation in the Plan and the exercise of the Option, the Awardee agrees to accept any liability for secondary Class 1 national insurance contributions (the “Employer’s Liability”) which may be payable by the Company and/or the Employer in connection with the Option and any event giving rise to Tax-Related Items.  To accomplish the foregoing, the Awardee agrees to execute a joint election with the Company (the “Election”), the form of such Election being formally approved by HMRC, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to the Awardee.  The Awardee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer.  If the Awardee does not enter into the Election when the Awardee accepts the Award Agreement, or if the Election is revoked at any time by HMRC, the Option will cease vesting and become null and void, and no shares of Common Stock will be acquired under the Plan, without any liability to the Company, the Employer and/or any Affiliate.  The Awardee further agrees that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in the Responsibility for Taxes section of the Award Agreement.